Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

March 1, 2024

Paramount Group, Inc.

1633 Broadway

New York, New York 10019

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Paramount Group, Inc., a Maryland corporation (the “Company”) in connection with its filing of a Registration Statement on Form S-3 (File No. 333-277583) (as amended or supplemented, the “Registration Statement”) filed on March 1, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus Supplement, dated March 1, 2024 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration of the offering by the Company of up to 4,061,810 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares may be issued from time to time by the Company to the extent that certain holders of 4,061,810 common units of limited partnership interest (the “OP Units”) in Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 26, 2020, as amended (the “Partnership Agreement”), tender the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its articles of incorporation, as amended and then in effect (the “Charter”) such that the number of unissued shares of Common Stock authorized under the Company’s Charter is less than the number of Shares.

The opinion set forth below is limited to the Maryland General Corporation Law.

Paramount Group, Inc.

March 1, 2024

Based on the foregoing, we are of the opinion that when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Shares, dated March 1, 2024, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP